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                                                             Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
           (Amounts in thousands, except share and per share amounts)
                                 (unaudited)


                                             For the                   For the
                                        Three Months Ended         Nine Months Ended
                                          September 30,               September 30,
                                            ---------------------    ----------------------
                                 1997       1996       1997       1996
                              ---------- ---------- ----------  ----------
Net income                    $   2,067  $   1,804  $  19,536     $ 5,681

Less preferred stock dividends
     and accretion of discount        0          0          0        (285)
                              ---------- ---------- ----------  ----------
Earnings applicable to
     primary common shares        2,067      1,804      19,536      5,396

Number of shares:
  Weighted average number
     of shares outstanding
      - Primary               10,464,567 10,044,000 10,290,920  10,036,000

  Weighted average number of
     of shares outstanding
      - Fully diluted         10,512,990 10,056,000 10,443,892  10,082,000
                              ---------- ---------- ----------  ----------
Earnings per common share:
  Primary                       $  0.20    $  0.18    $  1.90     $  0.54
                                ========   ========   ========    ========
  Fully diluted                 $  0.20    $  0.18    $  1.87     $  0.54
                                ========   ========   ========    ========




See accompanying notes to consolidated financial statements.
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